News Release
November 14, 2019

Exhibit 99
NEWS RELEASE
FOR IMMEDIATE RELEASE: November 14, 2019

HELMERICH & PAYNE, INC. ANNOUNCES FOURTH QUARTER & FISCAL YEAR END RESULTS

•	H&P generated $856 million in operating cash flow during fiscal 2019 representing an increase of approximately $300 million from the prior year

•
During the fourth fiscal quarter, even though completing an acquisition, repurchasing debt and shares, the Company increased its cash and short-term investment position by approximately $20 million from the prior quarter

•
Quarterly U.S. Land revenue decreased $39 million to $545 million sequentially, while operating margins decreased by $23 million to $188 million sequentially; revenue days decreased to 18,765 from 19,846 in the prior quarter

•
Quarterly U.S. Land adjusted average rig revenue of $25,365 per day decreased by roughly $400(1) per day, down approximately 2% sequentially, while quarterly U.S. Land adjusted average rig margin of roughly $10,400 per day decreased by approximately $520(1) per day, down roughly 5% sequentially

•	The Company has signed letters of intent (LOIs) to deploy rigs in Bahrain, Abu Dhabi and Colombia

•	H&P's drilling automation technology, AutoSlideSM, has been commercially deployed in four U.S. shale basins, and has drilled over 100 wells and 1.7 million feet of hole

•	On September 4, 2019, Directors of the Company declared a quarterly cash dividend of $0.71 per share

•
During a challenging year, H&P exhibited its strengths and market leadership by generating strong cash flows, gaining market share, paying an industry leading dividend, and maintaining a strong balance sheet

Helmerich & Payne, Inc. (NYSE: HP) reported income of $41 million or $0.37 per diluted share from operating revenues of $649 million for the quarter ended September 30, 2019, compared to a net loss of $155 million, or $(1.42) per diluted share, on revenues of $688 million for the quarter ended June 30, 2019.  The net income per diluted share for the fourth fiscal quarter and the net loss for third fiscal quarter include $(0.01) and $(1.82), respectively, of after-tax losses comprised of select items(2). For the fourth fiscal quarter select items(2) were comprised of:

•	$0.13 of after-tax gains pertaining to early termination compensation, gains on sales and a reduction in the fair value of a contingent liability

•
$(0.14) of after-tax losses pertaining to abandonments and accelerated depreciation, bond redemption fees, a lawsuit settlement, losses from discontinued operations, acquisition costs and a net loss related to our equity investments

News Release
November 14, 2019

Net cash provided by operating activities was $196 million for the fourth quarter of fiscal 2019 compared to $250 million for the third fiscal quarter of fiscal 2019.
For the fiscal year 2019, the Company reported a net loss of $34 million or $(0.34) per diluted share from operating revenues of $2.8 billion. The net loss per diluted share includes $(2.09) of after-tax losses comprised of select items(2), the most significant of which are non-cash losses of $224 million related to impairments of drilling equipment and spares driven by the downsizing of the Flex4 rig fleet. Net cash provided by operating activities was $856 million in fiscal 2019 compared to $558 million in fiscal 2018.
President and CEO John Lindsay commented, “The Company continued to perform efficiently despite a sizable pull-back in industry activity. The steep decline this past quarter is a result of the over-spend of E&P capital budgets that occurred during the first six months of the calendar year. Reflective of the most recent trends, and customer conversations, we expect to see more stability in rig demand over the next couple of months and heading into calendar 2020, but capital discipline will remain the dominant theme.
"In addition to capital spending discipline, customers are becoming more selective in the quality and capability of the rigs they employ, as the decline in legacy rigs drilling horizontal wells is more pronounced compared to the decline felt in the super-spec(3) space. In previous industry down drafts, we've experienced rigs released regardless of performance or capability, so this discernment on rig performance is welcome news. Rig contractors continue to write off legacy rig fleets, resulting from low-performing, less capable rigs in the U.S. market. Despite the softness experienced this year, super-spec utilization is still strong in the most active basins and the Company has remained disciplined in its approach to pricing. We believe services and solutions that deliver lower costs and better well performance deserve compensation that is commensurate to the value they add. Our people and technology are making that happen every day.
"The results from our H&P Technologies (HPT) segment this quarter are not only reflective of the decreased drilling activity, but also the slow and often difficult process of introducing change into the industry. HPT's purpose is to drive development of an autonomous drilling platform that improves safety, drilling consistency and accuracy, completions costs and better well economics for our customers. One example of this is AutoSlide, which is automated sliding while directional drilling, and it is currently commercialized in four U.S. basins. We have now drilled over 100 autonomous horizontal wells comprising 1.7 million feet of vertical, curve and lateral footage. As true with many industrial innovations, the largest barrier to technology adoption is the human workflow changes new technologies can trigger. The adoption resistance we are experiencing today is reminiscent of the initial responses we had over 15 years ago when we rolled out our first AC-drive FlexRigs. Accordingly, we believe customers will continue to adopt and utilize these software solutions because of the value propositions they provide like risk mitigation of parent-child well interference. These incremental investments in well performance and productivity on the front end will pay dividends over the entire life of the well for our customers.
"The traction we experienced in the prior quarter with regard to our international markets continues. The Company signed letters of intent to deploy a third FlexRig in Bahrain, two FlexRigs in Abu Dhabi, a high horsepower AC drive rig in Colombia, and our FlexApps to a customer in Argentina. Each of these successes demonstrate increasing awareness in international markets to the value H&P can deliver from both a rig and digital technology perspective. The elections are over in Argentina, but their impact is still very uncertain. While we did not experience any meaningful operational disruptions this last quarter, we did have a customer delay a commitment to move a second super-spec FlexRig from the U.S. We continue to remain committed and optimistic about the ultimate potential in the Vaca Muerta basin and its importance to Argentina."
Vice President and CFO Mark Smith also commented, "The Company executed well during a volatile quarter and finished the fiscal year generating approximately $196 million in cash flow from operations and roughly $142 million in free cash flow. Looking out into fiscal 2020, we expect customers to remain disciplined with their spending behavior and have based our initial capex budget on those expectations. Accordingly, we anticipate our fiscal 2020 capex to range between $275 and $300 million, which should result in another year of healthy free cash flow generation.
"Additionally, during the fourth fiscal quarter we made a decision to rationalize a portion of our equity holdings. Utilizing these proceeds and cash on hand, the Company funded debt redemptions and share repurchases. H&P’s ability to generate relatively strong cash flow and maintain our strong balance sheet positioned us well to address challenges and opportunities while we continued to fund a strong dividend during this past fiscal year.”
John Lindsay concluded, “Delivering performance in a challenging environment is not new at H&P. The dedication of our employees combined with our rig fleet and digital technology solutions are unmatched in the industry and give us a solid base to build and innovate upon. With that, we will continue to partner with customers to achieve mutual long-term success."

News Release
November 14, 2019

Operating Segment Results for the Fourth Quarter of Fiscal 2019

U.S. Land Operations(4):
Segment operating income increased by $203.4 million to $59.2 million sequentially.  The increase in operating results was primarily attributable to the impairment of drilling equipment and spares that negatively impacted prior quarter results. Absent the impact of impairment, segment operating income declined due to sequential decreases in revenue days and the adjusted average rig margin per day.  The number of quarterly revenue days decreased sequentially by approximately 5%.

Adjusted average rig revenue per day declined by $390 to $25,365(1) largely due to a decrease in our FlexServices (trucking, casing running, rental equipment) during the quarter and some slight softening in the average dayrate. The adjusted average rig expense per day increased sequentially by $128 to $14,934(1). Corresponding adjusted average rig margin per day decreased $518 to $10,431(1).

The segment’s depreciation expense for the quarter includes non-cash charges of $4.6 million for abandonments and accelerated depreciation of used drilling rig components related to rig upgrades, compared to similar non-cash charges of $2.1 million during the third fiscal quarter of 2019.

International Land Operations:
The segment operating loss decreased by $0.8 million to a loss of $4.2 million sequentially.  The decrease in operating loss was primarily attributable to an impairment of drilling equipment and spares that negatively impacted prior quarter results. Absent the impact of the impairment, segment operating loss declined due to a $3.5 million foreign currency loss related to our Argentina operations and a sequential decrease in the average margin per day caused by rig recommission costs associated with the deployment of a super-spec FlexRig in Argentina, as well as regional price concessions in Argentina.  Revenue days increased during the quarter by 6% to 1,598 while the adjusted average rig margin per day decreased by $2,423 to $5,481(1).

Offshore Operations:
Segment operating income decreased by $2.3 million to $2.8 million sequentially.  The number of quarterly revenue days on H&P-owned platform rigs increased sequentially by approximately 1%, while the average rig margin per day decreased sequentially by $4,960 to $7,460 primarily due to a rig experiencing unexpected repair down time during the quarter. Segment operating income from management contracts on customer-owned platform rigs contributed approximately $2.2 million, compared to approximately $2.0 million during the prior quarter.

H&P Technologies(4):
The segment had operating income of $0.6 million compared to an operating loss of $2.7 million during the previous quarter.  Fiscal fourth quarter results benefited from a change in the fair value of a contingent liability. Excluding this benefit, HPT would have had an operating loss of $8.3 million. The sequential increase in the operating loss was due primarily to lower revenues associated with lower H&P and industry rig counts.

Operational Outlook for the First Quarter of Fiscal 2020

U.S. Land Operations:

•	Quarterly revenue days expected to decrease by approximately 5.5%-6.5% sequentially; we expect to exit the quarter at between 187-197 active rigs

•	Average rig revenue per day expected to be down slightly to between $24,750-$25,250 (excluding any impact from early termination revenue)

•	Average rig expense per day expected to be between $14,350-$14,850

International Land Operations:

•	Quarterly revenue days expected to decrease roughly 2% sequentially, representing an average rig count of approximately 17 rigs for the quarter

•	Average rig margin per day expected to decrease to $3,000-$4,000 as result of rig start-up costs in Abu Dhabi, Bahrain and Colombia

News Release
November 14, 2019

Offshore Operations:

•
Quarterly revenue days expected to decrease by approximately 15% sequentially, representing an average rig count of 5 rigs for the quarter as one rig returns to the shipyard for repairs prior to redeployment

•	Average rig margin per day expected to increase to $12,000-$13,000

•	Management contracts expected to generate approximately $2 million in operating income

HP Technologies:

•	Fiscal first quarter revenue is expected to be between $15-$18 million

Other Estimates for Fiscal 2020

•
Capital expenditures are expected to be approximately $275 to $300 million; 57-62% expected for maintenance, 17-19% expected for tubular purchases, 11-15% for skidding to walking conversions, and roughly 10% for corporate and information technology projects

•	General and administrative expenses for fiscal 2020 are expected to be approximately $200 million

•	Depreciation is expected to be approximately $540 million

Select Items Included in Net Income per Diluted Share

Fourth Quarter of Fiscal 2019 net income of $0.37 per diluted share included $(0.01) in after-tax losses comprised of the following:

•	$0.01 of after-tax income from long-term contract early termination compensation from customers

•	$0.05 of after-tax gains related to the change in fair value of a contingent liability

•	$0.07 of after-tax gains related to the sale of used drilling equipment

•	$(0.01) of after-tax losses related to bond redemption fees

•	$(0.01) of after-tax losses related to acquisition costs

•	$(0.01) of after-tax losses from discontinued operations related to adjustments resulting from currency fluctuations

•	$(0.02) of a net after-tax loss related to the fair market adjustments to equity investments and the sale of a portion of equity investments

•	$(0.03) of non-cash after-tax losses from abandonment charges and accelerated depreciation related to the decommissioning of used drilling equipment

•	$(0.06) of after-tax losses from the settlement of a lawsuit

News Release
November 14, 2019

Third Quarter of Fiscal 2019 net loss of $(1.42) per diluted share included $(1.82) in after-tax losses comprised of the following:

•	$0.01 of after-tax income from long-term contract early termination compensation from customers

•	$0.06 of income tax adjustments related to certain discrete tax items

•	$0.08 of after-tax gains related to the sale of used drilling equipment

•	$(0.02) of non-cash after-tax losses from abandonment charges and accelerated depreciation related to the decommissioning of used drilling equipment

•	$(0.06) of non-cash after-tax losses from inventory write-downs, some of which result from the downsizing of the Flex4 rig fleet

•	$(0.11) of non-cash after-tax losses related to the fair market adjustment of equity investments

•	$(1.78) of non-cash after-tax losses from impairments of drilling equipment and spares driven by the downsizing of the Flex4 rig fleet

Fiscal 2019 net loss of $(0.34) per diluted share included $(2.09) in after-tax losses comprised of the following:

•	$0.05 of after-tax gains related to the change in fair value of a contingent liability

•	$0.07 of income tax adjustments related to certain discrete tax items

•	$0.08 of after-tax income from long-term contract early termination compensation from customers

•	$0.27 of after-tax gains related to the sale of used drilling equipment

•	$(0.01) of after-tax losses related to acquisition costs

•	$(0.01) of after-tax losses from discontinued operations related to adjustments resulting from currency fluctuations

•	$(0.03) of after-tax losses related to bond exchange and redemption fees

•	$(0.06) of non-cash after-tax losses from inventory write-downs, some of which result from the downsizing of the Flex4 rig fleet

•	$(0.11) of non-cash after-tax losses from abandonment charges and accelerated depreciation related to the decommissioning of used drilling equipment

•	$(0.18) of after-tax losses from the settlement of lawsuits

•	$(0.38) of a net after-tax loss related to the fair market adjustments of equity investments and the sale of a portion of equity investments

•	$(1.78) of non-cash after-tax losses from impairments of drilling equipment and spares driven by the downsizing of the Flex4 rig fleet

 Conference Call

A conference call will be held on Friday, November 15, 2019 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Vice President and CFO, and Dave Wilson, Director of Investor Relations to discuss the Company’s fiscal fourth quarter 2019 results. Dial-in information for the conference call is (866) 342-8591 for domestic callers or (203) 518-9713 for international callers.  The call access code is ‘Helmerich’.  You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.hpinc.com and accessing the corresponding link through the Investor Relations section by clicking on “INVESTORS” and then clicking on “Event Calendar” to find the event and the link to the webcast.

News Release
November 14, 2019

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. H&P’s fleet includes 299 land rigs in the U.S., 31 international land rigs and eight offshore platform rigs. For more information, see H&P online at www.hpinc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, FlexApp and AutoSlide, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) See the Selected Statistical & Operational Highlights table(s) for details on the revenues or charges excluded on a per revenue day basis.  The inclusion or exclusion of these amounts results in adjusted revenue, expense, and/or margin per day figures, which are all non-GAAP measures.
(2) See the corresponding section of this release for details regarding the select items.
(3) The term “super-spec” herein refers to rigs with the following specifications: AC drive, 1,500 hp drawworks, 750,000 lbs. hookload rating, 7,500 psi mud circulating system and multiple-well pad capability.
(4) Fiscal third quarter 2019 U.S. Land and H&P Technologies segment results have been adjusted to reflect the reclassification of FlexApp revenues and expenses from the U.S. Land segment to the H&P Technologies segment.

Contact:  Dave Wilson, Director of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

BJ

News Release
November 14, 2019

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands, except per share data)

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
CONSOLIDATED STATEMENTS OF OPERATIONS			As adjusted		As adjusted
Operating revenues
Contract drilling services	$645,759	$684,788	$693,677	$2,785,557	$2,474,458
Other	3,291	3,186	3,148	12,933	12,810
	649,050	687,974	696,825	2,798,490	2,487,268
Operating costs and expenses
Contract drilling services operating expenses, excluding depreciation and amortization	430,778	443,114	448,135	1,803,204	1,647,557
Operating expenses applicable to other revenues	1,072	1,414	1,325	5,382	5,053
Depreciation and amortization	134,887	143,297	150,281	562,803	583,802
Research and development	6,121	7,066	5,018	27,467	18,167
Selling, general and administrative	49,812	46,590	52,252	194,416	199,257
Asset impairment charge	—	224,327	23,128	224,327	23,128
Gain on sale of assets	(12,641)	(9,960)	(7,527)	(39,691)	(22,660)
	610,029	855,848	672,612	2,777,908	2,454,304
Operating income (loss) from continuing operations	39,021	(167,874)	24,213	20,582	32,964
Other income (expense)
Interest and dividend income	2,607	2,349	2,337	9,468	8,017
Interest expense	(8,043)	(6,257)	(6,471)	(25,188)	(24,265)
Gain (loss) on investment securities	(4,260)	(13,271)	(1)	(54,488)	1
Other	(546)	(1,598)	1,146	(1,596)	(876)
	(10,242)	(18,777)	(2,989)	(71,804)	(17,123)
Income (loss) from continuing operations before income taxes	28,779	(186,651)	21,224	(51,222)	15,841
Income tax provision (benefit)	(13,110)	(32,031)	16,859	(18,712)	(477,169)
Income (loss) from continuing operations	41,889	(154,620)	4,365	(32,510)	493,010
Income (loss) from discontinued operations before income taxes	10,050	7,244	14,262	32,848	23,389
Income tax provision	10,763	7,306	13,984	33,994	33,727
Income (loss) from discontinued operations	(713)	(62)	278	(1,146)	(10,338)
Net income (loss)	$41,176	$(154,682)	$4,643	$(33,656)	$482,672
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.38	$(1.42)	$0.02	$(0.33)	$4.49
Loss from discontinued operations	$(0.01)	$—	$—	$(0.01)	$(0.10)
Net income (loss)	$0.37	$(1.42)	$0.02	$(0.34)	$4.39
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.38	$(1.42)	$0.02	$(0.33)	$4.47
Loss from discontinued operations	$(0.01)	$—	$—	$(0.01)	$(0.10)
Net income (loss)	$0.37	$(1.42)	$0.02	$(0.34)	$4.37
Weighted average shares outstanding (in thousands):
Basic	108,896	109,425	108,948	109,216	108,851
Diluted	108,950	109,425	109,397	109,216	109,387

“As Adjusted” – Effective October 1, 2018, we adopted Accounting Standards Update No. 2017-07, Compensation-Retirement Benefits – (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.  The statement of operations for the three months and year ended September 30, 2018 have been adjusted to reflect changes that were applied retrospectively from that adoption.

News Release
November 14, 2019

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	September 30,	September 30,
CONDENSED CONSOLIDATED BALANCE SHEETS	2019	2018
Assets
Cash and cash equivalents	$347,943	$284,355
Short-term investments	52,960	41,461
Other current assets	714,183	789,734
Total current assets	1,115,086	1,115,550
Investments	31,991	98,696
Property, plant and equipment, net	4,502,084	4,857,382
Other noncurrent assets	190,354	143,239
Total Assets	$5,839,515	$6,214,867

Liabilities and Shareholders' Equity
Current liabilities	$410,238	$377,168
Long-term debt, net	479,356	493,968
Other noncurrent liabilities	922,357	946,742
Noncurrent liabilities - discontinued operations	15,341	14,254
Total shareholders’ equity	4,012,223	4,382,735
Total Liabilities and Shareholders' Equity	$5,839,515	$6,214,867

News Release
November 14, 2019

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	Year Ended
	September 30
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	2019	2018
		As adjusted
OPERATING ACTIVITIES:
Net income (loss)	$(33,656)	$482,672
Adjustment for loss from discontinued operations	1,146	10,338
Income (loss) from continuing operations	(32,510)	493,010
Depreciation and amortization	562,803	583,802
Asset impairment charge	224,327	23,128
Amortization of debt discount and debt issuance costs	1,732	1,067
Provision for bad debt	2,321	2,193
Stock-based compensation	34,292	31,687
Pension settlement charge	1,953	913
Loss (gain) on investment securities	54,488	(1)
Gain on sale of assets	(39,691)	(22,660)
Deferred income tax benefit	(44,554)	(486,758)
Other	(5,248)	6,710
Changes in assets and liabilities	95,900	(75,070)
Net cash provided by operating activities from continuing operations	855,813	558,021
Net cash used in operating activities from discontinued operations	(62)	(169)
Net cash provided by operating activities	855,751	557,852

INVESTING ACTIVITIES:
Capital expenditures	(458,402)	(466,584)
Purchase of short-term investments	(97,652)	(71,049)
Payment for acquisition of business, net of cash acquired	(16,163)	(47,886)
Proceeds from sale of short-term investments	86,765	68,776
Proceeds from sale of marketable securities	11,999	—
Proceeds from asset sales	50,817	44,381
Net cash used in investing activities	(422,636)	(472,362)

FINANCING ACTIVITIES:
Dividends paid	(313,421)	(308,430)
Debt issuance costs paid	(3,912)	—
Proceeds from stock option exercises	3,053	6,355
Payments for employee taxes on net settlement of equity awards	(6,418)	(7,114)
Payment of contingent consideration from acquisition of business	—	(10,625)
Payments for early extinguishment of long term debt	(12,852)	—
Share repurchase	(42,779)	—
Net cash used in financing activities	(376,329)	(319,814)

Net increase (decrease) in cash and cash equivalents and restricted cash	56,786	(234,324)
Cash and cash equivalents and restricted cash, beginning of period	326,185	560,509
Cash and cash equivalents and restricted cash, end of period	$382,971	$326,185

“As Adjusted” – Effective October 1, 2018, we adopted Accounting Standards Update No. 2016-18, Statement of Cash Flows – (Topic 230): Restricted Cash and Accounting Standards Update No. 2016-15, Statement of Cash Flows – (Topic 230): Classification of Certain Cash Receipts and Cash Payments.  The cash flow statement for the year ended September 30, 2018 has been adjusted to reflect changes that were applied retrospectively from those adoptions.

News Release
November 14, 2019

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30
SEGMENT REPORTING	2019	2019	2018	2019	2018
(in thousands, except operating statistics)		As adjusted	As adjusted		As adjusted
U.S. LAND OPERATIONS
Operating revenues	$545,060	$584,184	$584,870	$2,366,201	$2,063,362
Direct operating expenses	356,704	372,980	368,896	1,514,641	1,346,192
Research and development	188	165	63	653	262
Selling, general and administrative expense	9,864	11,451	15,365	44,141	58,157
Depreciation	119,060	126,922	131,824	496,770	504,805
Asset impairment charge	—	216,908	5,695	216,908	5,695
Segment operating income (loss)	$59,244	$(144,242)	$63,027	$93,088	$148,251

Revenue days	18,765	19,846	21,035	81,805	77,980
Average rig revenue per day	$25,478	$25,788	$24,336	$25,433	$23,349
Average rig expense per day	15,440	15,146	14,069	15,024	14,152
Average rig margin per day	$10,038	$10,642	$10,267	$10,409	$9,197
Rig utilization	68%	62%	65%	67%	61%

INTERNATIONAL LAND OPERATIONS
Operating revenues	$48,353	$46,283	$59,387	$211,731	$238,356
Direct operating expenses	43,119	34,148	44,958	157,856	177,938
Selling, general and administrative expense	1,399	1,150	699	5,624	3,658
Depreciation	8,042	8,592	10,782	35,466	46,826
Asset impairment charge	—	7,419	10,616	7,419	10,616
Segment operating income (loss)	$(4,207)	$(5,026)	$(7,668)	$5,366	$(682)

Revenue days	1,598	1,510	1,818	6,426	6,696
Average rig revenue per day	$28,199	$29,669	$30,909	$31,269	$33,830
Average rig expense per day	22,722	21,650	22,251	21,626	24,211
Average rig margin per day	$5,477	$8,019	$8,658	$9,643	$9,619
Rig utilization	56%	51%	55%	55%	49%

OFFSHORE OPERATIONS
Operating revenues	$38,468	$37,674	$38,482	$147,635	$142,500
Direct operating expenses	32,148	28,869	26,615	114,306	101,477
Selling, general and administrative expense	1,004	1,147	1,493	3,725	4,890
Depreciation	2,499	2,582	2,589	10,010	10,394
Segment operating income	$2,817	$5,076	$7,785	$19,594	$25,739

Revenue days	552	546	552	2,163	2,036
Average rig revenue per day	$43,072	$39,643	$36,424	$37,478	$35,331
Average rig expense per day	35,612	27,222	24,972	28,663	26,009
Average rig margin per day	$7,460	$12,421	$11,452	$8,815	$9,322
Rig utilization	75%	75%	75%	74%	70%

H&P TECHNOLOGIES
Operating revenues	$13,878	$16,647	$10,938	$59,990	$30,239
Direct operating expenses	(874)	7,472	7,913	17,935	23,511
Research and development	5,730	4,801	4,955	24,511	17,905
Selling, general and administrative expense	6,471	5,093	4,699	22,038	15,588
Depreciation and amortization	1,928	1,942	1,824	7,696	7,153
Asset impairment charge	—	—	5,637	—	5,637
Segment operating income (loss)	$623	$(2,661)	$(14,090)	$(12,190)	$(39,555)

“As Adjusted” – Effective October 1, 2018, and during the fourth quarter of fiscal year 2019, we implemented organizational changes, consistent with the manner in which our chief operating decision maker evaluates performance and allocates resources. Effective October 1, 2018, technology reporting units previously reported in “Other” within our segment disclosures are now managed and presented within the new H&P Technologies reportable segment. As a result, beginning with the reporting of first quarter of fiscal year 2019, our operations are organized into the following reportable business segments: U.S. Land, Offshore, International Land and H&P Technologies. Additionally, during the fourth quarter of fiscal year 2019, we migrated our FlexApp offerings into our H&P Technologies segment. The activity of our FlexApps was previously included in our U.S. Land segment. All segment disclosures have been restated, as practicable, for these segment changes.

News Release
November 14, 2019

Operating statistics exclude the effects of offshore platform management contracts and gains and losses from translation of foreign currency transactions and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
U.S. Land Operations	$66,966	$72,386	$72,965	$285,614	$242,617
International Land Operations	3,291	1,483	3,194	10,797	11,828
Offshore Operations	7,899	7,277	5,925	26,433	20,279

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales, and other corporate income and expense. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

News Release
November 14, 2019

The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations.

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2019	2019	2018	2019	2018
		As adjusted	As adjusted		As adjusted
Operating income (loss)
U.S. Land	$59,244	$(144,242)	$63,027	$93,088	$148,251
International Land	(4,207)	(5,026)	(7,668)	5,366	(682)
Offshore	2,817	5,076	7,785	19,594	25,739
H&P Technologies	623	(2,661)	(14,090)	(12,190)	(39,555)
Other	1,388	(729)	1,427	3,375	6,268
Segment operating income (loss)	$59,865	$(147,582)	$50,481	$109,233	$140,021
Gain on sale of assets	12,641	9,960	7,527	39,691	22,660
Corporate selling, general and administrative costs and corporate depreciation	(33,485)	(30,252)	(33,795)	(128,342)	(129,717)
Operating income (loss)	$39,021	$(167,874)	$24,213	$20,582	$32,964

Other income (expense):
Interest and dividend income	$2,607	$2,349	$2,337	$9,468	$8,017
Interest expense	(8,043)	(6,257)	(6,471)	(25,188)	(24,265)
Gain (loss) on investment securities	(4,260)	(13,271)	(1)	(54,488)	1
Other	(546)	(1,598)	1,146	(1,596)	(876)
Total unallocated amounts	(10,242)	(18,777)	(2,989)	(71,804)	(17,123)

Income (loss) from continuing operations before income taxes	$28,779	$(186,651)	$21,224	$(51,222)	$15,841

“As Adjusted” –  Effective October 1, 2018, and during the fourth quarter of fiscal year 2019, we implemented organizational changes, consistent with the manner in which our chief operating decision maker evaluates performance and allocates resources. Effective October 1, 2018, technology reporting units previously reported in “Other” within our segment disclosures are now managed and presented within the new H&P Technologies reportable segment. As a result, beginning with the reporting of first quarter of fiscal year 2019, our operations are organized into the following reportable business segments: U.S. Land, Offshore, International Land and H&P Technologies. Additionally, during the fourth quarter of fiscal year 2019, we migrated our FlexApp offerings into our H&P Technologies segment. The activity of our FlexApps was previously included in our U.S. Land segment. Our real estate operations and our incubator program for new research and development projects are included in "Other". All segment disclosures have been restated, as practicable, for these segment changes. Additionally, effective October 1, 2018, we adopted Accounting Standards Update No. 2017-07, Compensation-Retirement Benefits – (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.  Operating results for the three months and year ended September 30, 2018 have been adjusted to reflect changes that were applied retrospectively from that adoption.

News Release
November 14, 2019

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

SELECTED STATISTICAL & OPERATIONAL HIGHLIGHTS
(Used to determine adjusted per day statistics for revenue and expense, which are non-GAAP measures)

	Three Months Ended
(in dollars per revenue day)	September 30, 2019	June 30, 2019
U.S. Land Operations
Early contract termination revenue	$113	$33
Total impact on U.S. Land revenue per day:	113	33

Settlement of lawsuit	506	—
Inventory write-downs	—	340
Total impact on U.S. Land expense per day:	506	340

International Land Operations
Early contract termination revenue	—	115
Total impact on International Land revenue per day:	—	115

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	November 14,	September 30,	June 30,	Q4FY19
	2019	2019	2019	Average
U.S. Land Operations
Term Contract Rigs	127	124	143	133
Spot Contract Rigs	63	70	71	71
Total Contracted Rigs	190	194	214	204
Idle or Other Rigs	109	105	85	95
Total Marketable Fleet	299	299	299	299

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(1)
(Estimated Quarterly Average — as of 11/14/19)

	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Segment	FY20	FY20	FY20	FY20	FY21	FY21	FY21
U.S. Land Operations	130.5	102.9	81.3	63.7	43.3	18.6	12.9
International Land Operations	11.0	7.2	2.1	1.0	1.0	1.0	1.0
Offshore Operations	—	—	—	—	—	—	—
Total	141.5	110.1	83.4	64.7	44.3	19.6	13.9

(1) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.